EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-18943), Form S-4 (No. 333-3705) and Form S-8 (No. 33-33369) of Royal Gold, Inc. of our report dated August 14, 2002, except for Note 14 as to which the date is September 27, 2002, relating to the financial statements, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Denver, Colorado
November 5, 2002